Exhibit 10.11.2

SECOND AMENDMENT TO LEASE AGREEMENT
THIS SECOND AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is entered into between CSHV-401 CONGRESS, LLC, a Delaware limited liability company (“Landlord”), and UPLAND SOFTWARE, INC., a Delaware corporation (“Tenant”), with reference to the following:
A.PKY-401 Congress, LLC (predecessor-in-interest to Landlord) and Tenant entered into that certain Lease Agreement dated as of February 27, 2014 (the “Original Lease”), as amended by that certain First Amendment dated as of August 19, 2014 (the “First Amendment”; together with the Original Lease, as amended, the “Lease”), currently covering approximately 9,896 rentable square feet on the 18th floor (the “Premises”) of Frost Bank Tower, located at 401 Congress Avenue, Austin, Texas (the “Building”).
B.Landlord and Tenant now desire to further amend the Lease as set forth below. Unless otherwise expressly provided in this Amendment, capitalized terms used in this Amendment shall have the same meanings as in the Lease.
FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, the parties agree as follows:
1.Second Amendment Extension Period. The term of the Lease is extended for a period of 63 months (the “Second Amendment Extension Period”) commencing on April 1, 2020, and expiring on June 30, 2025. Tenant acknowledges that it has no further extension or renewal rights or options under the Lease, except as provided in Paragraph 8 below.
2.Base Rent.
(a)Commencing on April 1, 2020 and continuing through the Second Amendment Extension Period, Tenant shall, at the time and in the manner provided in the Lease, pay to Landlord as Base Rent for the Premises the amounts set forth in the following rent schedule, plus any applicable tax thereon:

PREMISES
FROM	THROUGH	ANNUAL RATE PER RENTABLE SQUARE FOOT	MONTHLY BASE RENT
April 1, 2020*	March 30, 2021	$42.00	$34,636.00
April 1, 2021	March 30, 2022	$43.26	$35,675.08
April 1, 2022	March 30, 2023	$44.56	$36,745.33
April 1, 2023	March 30, 2024	$45.89	$37,847.69
April 1, 2024	March 30, 2025	$47.27	$38,983.12
April 1, 2025	June 30, 2025	$48.69	$40,152.62
*So long as there is no default under the Lease, the monthly Base Rent from April 1, 2020 through June 30, 2020 shall be abated. Notwithstanding the abatement of Base Rent in the foregoing sentence, Tenant shall remain obligated to pay the Parking Charges, Additional Rent and Tenant’s Pro‑Rata Share of Operating Expenses and Taxes payable under Sections 1(m), 6 and 7 of the Lease during such abatement period.

(b)    Section 5 of the Lease is hereby amended to provide that all payments of Rent and other payments to be made to Landlord shall be payable in accordance with the terms and provisions of the Lease, as modified by this Amendment. Rent is payable to the order of CSHV‑401 Congress, LLC, by the following means:

By Mail: CSHV-401 Congress, LLC Wells Fargo, N.A. P. O. Box 204885 Dallas, TX 75320-4885	By Wire: CSHV-401 Congress, LLC Wells Fargo, N.A. San Francisco, CA ABA# 121000248 Account # 4120011184
3.Operating Expenses. During the Second Amendment Extension Period, Tenant shall continue to pay the Additional Rent and Tenant’s Pro-Rata Share of Operating Expenses and Taxes as more particularly described in Sections 6 and 7 of the Lease.
4.Condition of Premises. Tenant accepts the Premises in its “as-is” condition. However, any necessary construction of leasehold improvements shall be accomplished and the cost of such construction shall be paid in accordance with the “Work Letter” between Landlord and Tenant attached to this Amendment as Exhibit A. Except as expressly provided in the Work Letter, Tenant acknowledges that Landlord has not undertaken to perform any modification, alteration or improvement to the Premises. In addition, Tenant acknowledges that Landlord has the Initial Improvements set forth in Exhibit D of the Original Lease and Paragraph 6 of the First Amendment are complete and satisfactory in all material respects. Tenant waives (i) any claims due to defects in the Premises; and (ii) all express and implied warranties of suitability, habitability and fitness for any particular purpose. Tenant waives the right to terminate the Lease due to the condition of the Premises.
5.Parking. Notwithstanding anything to the contrary in the Lease, including, without limitation, Section 48(b) of the Original Lease, as amended by Paragraph 5 of the First Amendment, Tenant shall have the right upon 30 days’ prior written notice to Landlord on or before the Second Amendment Extension Period to convert two (2) of its existing thirty‑two (32) unreserved Parking Spaces into reserve Parking Spaces.
6.Security Deposit. Notwithstanding anything to the contrary in the Lease, including, without limitation, Section 1(k) and Section 8 of the Original Lease and Paragraph 7 of the First Amendment, as of the Effective Date of this Amendment, Tenant shall no longer be required to maintain the Letter of Credit; provided, however, that the Cash Security Deposit shall be increased to equal $57,545.25. The removal of Tenant’s requirement to maintain the Letter of Credit in the foregoing sentence is expressly conditioned on Tenant delivering to Landlord an additional Cash Security Deposit in the amount of $10,609.68 on or before the Effective Date of this Amendment. Upon Landlord’s receipt of the additional Cash Security Deposit, such amount shall be added to and deemed a part of Tenant’s existing Cash Security Deposit held by Landlord pursuant to the terms and conditions of the Lease.
7.Relocation. Notwithstanding anything in the Lease or this Amendment to the contrary, Landlord shall have a one-time right during the Second Amendment Extension Period, upon 90 days’ written notice to Tenant, to relocate the Premises to any other premises within the Building

(“Relocated Premises”) on a date of relocation (the “Relocation Date”) specified therein. The Relocated Premises shall be located on the 16th floor or higher in the Building and in all respects be substantially the same or better, as reasonably determined by Landlord, in area, finish, configuration, décor, interior improvements and appropriateness for the Permitted Use and similar lobby exposure. The square footage of the Relocated Premises will be at least equal to the square footage of the current Premises (+/- 5%). In such event, all reasonable expenses of moving Tenant, including, without limitation, the cost of recabling and rewiring Tenant’s data and communication systems, replacement of reasonable quantities of stationary on hand at the time Tenant receives Landlord’s notice of relocation, and decorating the Relocated Premises with substantially the same leasehold improvements of the current Premises shall be at the expense of Landlord. From the Relocation Date through the Second Amendment Extension Period, the aggregate Base Rent for the Relocated Premises shall be the same as for the original Premises. Landlord and Tenant shall, effective as of the Relocation Date, enter into a lease amendment documenting the terms of the Lease that are modified as a result of such relocation.
8.Option to Extend. Tenant shall have an option to extend the Term of the Lease for five (5) years pursuant to the attached Rider No. 1, which is incorporated into this Amendment for all purposes.
9.Notices. Section 29 of the Lease is hereby amended to provide that the following shall be Landlord’s notice address for all purposes under the Lease:

Landlord: CSHV-401 Congress, LLC 712 Main Street, Suite 2500 Houston, Texas 77002 Attn: Investment Manager Phone #: (713) 533-5860 Fax #: (713) 533-5897	With a copy to: CSHV-401 Congress, LLC 712 Main Street, Suite 2500 Houston, Texas 77002 Attn: Fernando Urrutia Phone #: (713) 533-5860 Fax #: (713) 533-5897	And to: Jackson Walker L.L.P. 1401 McKinney Street Suite 1900 Houston, Texas 77010 Attn: Kurt D. Nondorf Phone #: (713) 752-4200 Fax #: (713) 752-4221
10.Consent. This Amendment is subject to, and conditioned upon, any required consent or approval being unconditionally granted by Landlord’s mortgagee(s). If any such consent shall be denied, or granted subject to an unacceptable condition, this Amendment shall be null and void and the Lease shall remain unchanged and in full force and effect.
11.Broker. Tenant represents and warrants that it has not been represented by any broker or agent in connection with the execution of this Amendment, except CBRE, Inc. Tenant shall indemnify, defend and hold harmless Landlord and its designated property management, construction and marketing firms, and their respective partners, members, affiliates and subsidiaries, and all of their respective officers, directors, shareholders, employees, servants, partners, members, representatives, insurers and agents from and against all claims (including costs of defense and investigation) of any other broker or agent or similar party claiming by, through or under Tenant in connection with this Amendment.
12.Lionstone. This Amendment is being executed by Lionstone Advisory Services, LLC (“Lionstone”) on behalf of Landlord. No present or future officer, director, employee, trustee, partner, member, manager, retired member, beneficiary, internal investment contractor, investment manager or agent of Lionstone shall have any personal liability, directly or indirectly, and recourse shall not be had against any such officer, director, employee, trustee, partner, member, manager, retired member, beneficiary, internal investment contractor, investment manager or agent under or in connection with this Amendment or any other document or instrument heretofore or hereafter executed in connection with this Amendment. Tenant hereby waives and releases any and all such personal liability and recourse. The limitations of liability provided in this Paragraph 12 are in addition to, and not in limitation of, any limitation on liability applicable to Landlord provided by law or in any other contract, agreement or instrument. Tenant further acknowledges that Lionstone has entered into this Amendment as investment manager to Landlord and Tenant agrees that all persons dealing with Lionstone must look solely to Landlord (for which Lionstone is acting as investment manager) for the enforcement of any claims arising under this Amendment (subject to the limitations upon Landlord’s liability set forth above), as neither Lionstone nor any of its affiliated entities, nor any of their respective officers, directors, agents, managers, trustees, employees, members, investment managers, partners or shareholders, assume any personal, corporate, partnership, limited liability company, or other liability for any of the obligations entered into by Lionstone as investment manager for Landlord.
13.Tenant Representation. Tenant acknowledges that the sole member of Landlord, the California State Teachers’ Retirement System (“CalSTRS”), is a unit of the California State Government Operations Agency established pursuant to Title I, Division 1, Parts 13 and 14 of the California Education Code, Sections 22000, et seq., as amended (the “Education Code”). As a result, Tenant acknowledges that CalSTRS is prohibited from engaging in certain transactions with or for the benefit of an “employer”, “employing agency”, “member”, “beneficiary” or “participant” (as those terms are defined or used in the Education Code). In addition, Tenant acknowledges that certain restrictions under the Internal Revenue Code, 26 U.S.C. Section 1 et seq. (the “Code”) may apply to distributions made by CalSTRS to its members, beneficiaries and participants. Accordingly, Tenant represents and warrants to Landlord and CalSTRS that (i) Tenant is neither an “employer”, “employing agency”, “member”, “beneficiary” or “participant” (as such terms are defined in the Education Code); (ii) Tenant has not made any contribution or contributions to Landlord or CalSTRS; (iii) neither an employer, employing agency, member, beneficiary nor participant, nor any person who has made any contribution to Landlord or CalSTRS, nor any combination thereof, is related to Tenant by any relationship described in Section 267(b) of the Code; (iv) other than the Rent to be paid under the Lease (as amended by this Amendment) neither Landlord, Lionstone, CalSTRS, their affiliates, related entities, agents, officers, directors or employees, nor any Landlord board member, employee or internal investment contractor (collectively, “Landlord Affiliates”) has received or will receive, directly or indirectly, any payment, consideration or other benefit from, nor does any Landlord Affiliate have any agreement or arrangement with, Tenant or any person or entity affiliated with Tenant, relating to the transactions contemplated by this Amendment except as expressly set forth in this Amendment; and (v) except for publicly traded shares of stock or other publicly traded ownership interests, no Landlord Affiliate has any direct or indirect ownership interest in Tenant or any person or entity affiliated with Tenant.
14.OFAC List Representation. Tenant hereby represents and warrants to Landlord that neither Tenant nor any of its officers, directors, shareholders, partners, members or affiliates is or will be an entity or person: (a) that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order 13224 issued on September 24, 2001 (“EO 13224”); (b) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specially Designated Nationals and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, https://

www.treasury.gov/ofac/downloads/sdnlist.pdf); (c) who commits, threatens to commit or supports “terrorism,” as that term is defined in EO 13224; or (d) who is otherwise affiliated with any entity or person listed above.
15.Time of the Essence. Time is of the essence with respect to Tenant’s execution and delivery to Landlord of this Amendment. If Tenant fails to execute and deliver a signed copy of this Amendment to Landlord by 5:00 p.m. (in the city in which the Premises is located) on November 1, 2018, this Amendment shall be deemed null and void and shall have no force or effect, unless otherwise agreed in writing by Landlord. Landlord’s acceptance, execution and return of this Amendment shall constitute Landlord’s agreement to waive Tenant’s failure to meet such deadline.
16.Miscellaneous. This Amendment shall become effective only upon full execution and delivery of this Amendment by Landlord and Tenant. This Amendment contains the parties’ entire agreement regarding the subject matter covered by this Amendment, and supersedes all prior correspondence, negotiations, and agreements, if any, whether oral or written, between the parties concerning such subject matter. There are no contemporaneous oral agreements, and there are no representations or warranties between the parties not contained in this Amendment on which the parties have relied. Except as modified by this Amendment, the terms and provisions of the Lease shall remain in full force and effect, and the Lease, as modified by this Amendment, shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns.
[Signatures to follow]

LANDLORD AND TENANT enter into this Amendment as of the Effective Date specified below Landlord’s signature.
Landlord:

CSHV-401 CONGRESS, LLC,
a Delaware limited liability company

By:    Lionstone Advisory Services, LLC,
a Texas limited liability company,
its authorized agent

By:____________________________
Name:     _________________________
Title: ___________________________

Effective Date: ______________ ___, 2018
Tenant:

UPLAND SOFTWARE, INC.,
a Delaware corporation

By:___________________________________
Name:_________________________________
Title:__________________________________

EXHIBIT A

WORK LETTER
This Work Letter is attached as an Exhibit to that certain Second Amendment to Lease Agreement (the “Amendment”) between CSHV-401 CONGRESS, LLC, as Landlord, and UPLAND SOFTWARE, INC., as Tenant, that amends that certain Lease Agreement dated as of February 27, 2014 (as amended, the “Lease”) and relating to the lease by Landlord to Tenant of approximately 9,896 rentable square feet on the 18th floor of Frost Bank Tower, located at 401 Congress Avenue, Austin, Texas. Unless otherwise specified, all capitalized terms used in this Work Letter shall have the same meanings as in the Lease as amended by the Amendment.
1.Approved Construction Documents.
(A)Tenant’s Information. Within 30 days after the Effective Date of the Amendment, Tenant shall submit to Landlord (i) the name of a representative of Tenant who has been designated as the person responsible for receiving all information from and delivering all information to Landlord relating to the construction of the Landlord Work (as defined below), and (ii) all information necessary for the preparation of complete, detailed architectural, mechanical, electrical and plumbing drawings and specifications for construction of the Landlord Work in the Premises, including Tenant’s partition and furniture layout, reflected ceiling, telephone and electrical outlets and equipment rooms, initial provider(s) of telecommunications services, doors (including hardware and keying schedule), glass partitions, windows, critical dimensions, imposed loads on structure, millwork, finish schedules, security devices, if any, which Tenant desires or Landlord requires to have integrated with other Building safety systems, and HVAC and electrical requirements (including Tenant’s connected electrical loads and the National Electrical Code (NFPA-70) Design Load Calculations), together with all supporting information and delivery schedules (“Tenant’s Information”).
(B)Construction Documents. Following Landlord’s execution of the Lease and receipt of Tenant’s Information, Tenant’s designated interior design firm, S. Tipton Studio, shall prepare and submit to Landlord all finished and detailed architectural drawings and specifications, including mechanical, electrical and plumbing drawings (the “Construction Documents”). In addition, Landlord shall advise Tenant of the number of days of Tenant Delay (as defined below) attributable to extraordinary requirements (if any) contained in Construction Documents. Landlord (or its designated representative) reserves the right to designate the location(s) of all of Tenant’s mechanical, electrical or other equipment and the manner in which such equipment will be connected to Building systems.
(C)Approved Construction Documents. Within 10 Business Days after receipt, Landlord shall (i) approve and return the Construction Documents to Tenant, or (ii) provide Landlord’s written requested changes to the Construction Documents, in which event Tenant shall have the Construction Documents revised (as Landlord deems appropriate) and resubmitted to Landlord for approval within 5 Business Days after receipt. Upon Landlord’s approval, the Construction Documents shall become the “Approved Construction Documents”. By submitting the Construction Documents to Landlord for approval, Tenant shall be deemed to have confirmed by means of calculations or metering that the available capacity of the Building electrical system will support Tenant’s electrical requirements.
2.Pricing and Bids. Following receipt of the Approved Construction Documents, Landlord will promptly price the construction of the Landlord Work with 3 approved general contractors in accordance with the Approved Construction Documents and furnish written price estimates to Tenant. Upon receipt, Tenant shall promptly review such estimates and complete negotiations with Landlord for any changes or adjustments thereto. Within 5 Business Days after such receipt, Tenant shall return the estimates with written approval to Landlord. If Tenant fails to give its approval within such 5 Business Day period, the lowest competent estimates will be deemed approved by Tenant.
3.Landlord’s Contributions. Upon the Effective Date of this Second Amendment, Landlord will provide a construction allowance not to exceed $15.00 multiplied by the rentable square footage of the Premises (the “Construction Allowance”), toward the cost of constructing the Landlord Work. Payments shall be made directly to Landlord’s contractor performing the Landlord Work. The cost of (a) all space planning, design, consulting or review services and construction drawings, (b) extension of electrical wiring from Landlord’s designated location(s) to the Premises, (c) purchasing and installing all building equipment for the Premises (including any submeters and other above building standard electrical equipment approved by Landlord), (d) required metering, re-circuiting or re-wiring for metering, equipment rental, engineering design services, consulting services, studies, construction services, cost of billing and collections, (e) materials and labor, and (f) an asbestos survey of the Premises if required by applicable Law, shall all be included in the cost of the Landlord Work and may be paid out of the Construction Allowance, to the extent sufficient funds are available for such purpose. Notwithstanding anything in this Paragraph 3 to the contrary, in no event shall Landlord be liable for “soft costs” that, in the aggregate, are in excess of 15% of the Construction Allowance. The Construction Allowance made available to Tenant under this Work Letter must be utilized for its intended purpose within 365 days of the Effective Date or be forfeited with no further obligation on the part of Landlord.
4.Construction.
(A)General Terms. Subject to the terms of this Work Letter, Landlord agrees to cause leasehold improvements to be constructed in the Premises (the “Landlord Work”) in a good and workmanlike manner in accordance with the Approved Construction Documents. Tenant acknowledges that Landlord is not an architect or engineer, and that the Landlord Work will be designed and performed by independent architects, engineers and contractors. Accordingly, Landlord does not guarantee or warrant that the Approved Construction Documents will comply with Laws or be free from errors or omissions, nor that the Landlord Work will be free from defects, and Landlord will have no liability therefor. In the event of such errors, omissions or defects, and upon Tenant’s written request, Landlord will use commercially reasonable efforts to cooperate with Tenant in enforcing any applicable warranties. In addition, Landlord’s approval of the Construction Documents or the Landlord Work shall not be interpreted to waive or otherwise modify the terms and provisions of the Lease. Except with respect to the economic terms set forth in Paragraph 3 of this Work Letter, the terms and provisions contained in this Work Letter shall survive the completion of the Landlord Work and shall govern in all applicable circumstances arising under the Lease throughout the term of the Lease, including the construction of future improvements in the Premises. Tenant acknowledges that Tenant’s Information and the Approved Construction

Documents must comply with (i) the definitions used by Landlord for the electrical terms used in this Work Letter, (ii) the electrical and HVAC design capacities of the Building, (iii) Landlord’s policies concerning communications and fire alarm services, and (iv) Landlord’s policies concerning Tenant’s electrical design parameters, including harmonic distortion. Upon Tenant’s request, Landlord will provide Tenant a written statement outlining items (i) through (iv) above.
(B)ADA. Landlord shall not be responsible for determining whether Tenant is a public accommodation under ADA or whether the Approved Construction Documents comply with ADA requirements, including submission of the Approved Construction Documents for review by appropriate state agencies. Such determinations, if desired by Tenant, shall be the sole responsibility of Tenant.
(C)Substantial Completion. The Landlord Work shall be deemed to be “Substantially Complete” on the date that all Landlord Work (other than any details of construction, mechanical adjustment or any other similar matter, the noncompletion of which does not materially interfere with Tenant’s use or occupancy of the Premises) has been performed. Time is of the essence in connection with the obligations of Landlord and Tenant under this Work Letter. Landlord shall not be liable or responsible for any claims incurred (or alleged) by Tenant due to any delay in achieving Substantial Completion for any reason. Tenant’s sole and exclusive remedy for any delay in achieving Substantial Completion for any reason other than Tenant Delay (defined below) shall be the resulting postponement (if any) of the commencement of rental payments under the Lease. “Tenant Delay” means any act or omission of Tenant or its agents, employees, vendors or contractors that actually delays the Substantial Completion of the Landlord Work, including: (i) Tenant’s failure to furnish information or approvals within any time period specified in the Amendment or this Work Letter, including the failure to prepare or approve preliminary or final plans by any applicable due date; (ii) Tenant’s selection of non-building standard equipment or materials; (iii) changes requested or made by Tenant to previously approved plans and specifications; or (iv) activities or performance of work in the Premises by Tenant or Tenant’s contractor(s) during the performance of the Landlord Work.
5.Costs.
(A)Change Orders and Cost Overruns. Landlord’s approval is required in advance of all changes to, and deviations from, the Approved Construction Documents (each, a “Change Order”), including any (i) omission, removal, alteration or other modification of any portion of the Landlord Work, (ii) additional architectural or engineering services, (iii) changes to materials, whether building standard materials, specially ordered materials, or specially fabricated materials, or (iv) cancellation or modification of supply or fabrication orders. Except as otherwise expressly provided in this Work Letter, all costs of the Landlord Work in excess of the Construction Allowance including Change Orders requested by Tenant and approved by Landlord which increase the cost of the Landlord Work (collectively, “Cost Overruns”) shall be paid by Tenant to Landlord within 10 days of receipt of Landlord’s invoice. In addition, at Landlord’s election, Landlord may require Tenant to prepay any projected Cost Overruns within 10 days of receipt of Landlord’s invoice for same. Landlord may stop or decline to commence all or any portion of the Landlord Work until such payment (or prepayment) of Cost Overruns is received. On or before the Commencement Date, and as a condition to Tenant’s right to take possession of the Premises, Tenant shall pay Landlord the entire amount of all Cost Overruns, less any prepaid amounts. Tenant’s failure to pay, when due, any Cost Overruns or the cost of any Change Order shall constitute an event of default under the Lease.
(B)Construction Management Fee. Within 10 days following the date of invoice, Tenant shall, for supervision and administration of the construction and installation of the Landlord Work, pay Landlord a construction management fee equal to 5% of the aggregate contract price for the Landlord Work, which may be paid from the unused portion of the Construction Allowance (if any). Tenant’s failure to pay such construction management fee when due shall constitute an event of default under the Lease.
6.Acceptance. By taking possession of the Premises, Tenant agrees and acknowledges that (i) the Premises are usable by Tenant as intended; (ii) Landlord has no further obligation to perform any Landlord Work or other construction (except punchlist items, if any agreed upon by Landlord and Tenant in writing): and (iii) both the Building and the Premises are satisfactory in all respects.

RIDER NO. 1
OPTION TO EXTEND
A.Renewal Period. Tenant may, at its option, extend the Term of the Lease for all, but not a portion, of the Premises (this “Option to Extend”) for one (1) renewal period of five (5) years (the “Renewal Period”) by written notice to Landlord (the “Renewal Notice”) given no earlier than 15 months nor later than 12 months prior to the expiration of the Term, provided that at the time of such notice and at the commencement of such Renewal Period, (i) Tenant remains in occupancy of the Premises, and (ii) no uncured event of default exists under the Lease. The Rent payable during the Renewal Period (including Base Rent and parking charges) shall be at the Market Rental Rate (as defined below) for the Premises. However, in no event shall the Base Rent for the Renewal Period be less than the Base Rent during the last year of the Term. Except as provided in this Rider No. 1, all terms and conditions of the Lease shall continue to apply during the Renewal Period, except that Tenant shall have no further option to extend the Term of the Lease. Notwithstanding anything to the contrary herein, Tenant’s option to extend the Term for the Renewal Period shall be voidable at Landlord’s option in the event Landlord has the opportunity to expand the premises of another tenant in the Building to include the Premises.
B.Acceptance. Within 30 days of the Renewal Notice, Landlord shall notify Tenant of the Market Rental Rate for such Renewal Period (the “Rental Notice”). Tenant may accept or object to the terms set forth in the Rental Notice by written notice (the “Tenant’s Notice”) to Landlord given within 15 days after receipt of the Rental Notice; provided, however, if Tenant’s objects to Landlord’s determination of the Market Rental Rate, Tenant must include in Tenant’s Notice its determination of what it believes the Market Rental Rate should be for the Renewal Term. If Tenant timely delivers the Tenant’s Notice and accepts the terms set forth in the Rental Notice, Tenant shall, within 15 days after receipt, execute a lease amendment confirming the base rent and other terms applicable during the Renewal Period. If Tenant fails timely to deliver the Tenant’s Notice, then this Option to Extend shall automatically expire and be of no further force or effect. If Tenant timely delivers the Tenant’s Notice, objects to the Market Rental Rate set forth in the Rental Notice and provides its determination of the Market Rental Rate in Tenant’s Notice, Landlord and Tenant shall endeavor for a period of 30 days after Landlord’s receipt of the Tenant’s Notice (the “Negotiation Period”) to reach an agreement on the Market Rental Rate for the Renewal Period. If at the end of the Negotiation Period Landlord and Tenant are unable to agree on the Market Rental Rate, Landlord shall deliver to Tenant Landlord’s proposal for the Market Rental Rate (the “Landlord’s Proposal”) and Tenant shall deliver to Landlord Tenant’s proposal for the Market Rental Rate (the “Tenant’s Proposal”). Tenant shall have a period of 10 days after the end of the Negotiation Period (the “Tenant’s Decision Period”) to elect to (i) accept the terms set forth in Landlord’s Proposal by written notice (the “Acceptance Notice”) to Landlord, or (ii) notify Landlord that it has elected to renew the Term of the Lease and elected to have the Market Rental Rate determined in accordance with Paragraph D below (the “Arbitration Notice”). If Tenant timely delivers its Acceptance Notice (or is deemed to have accepted the Rental Notice, as such deemed acceptance is described below), Landlord and Tenant shall, within 15 days after receipt, execute a lease amendment reasonably satisfactory to Landlord and Tenant confirming the base rent and other terms applicable during the Renewal Period. If Tenant fails timely to deliver its Acceptance Notice or its Arbitration Notice (as applicable), then Tenant shall be deemed to have accepted the terms set forth in the Rental Notice. This Option to Extend shall be personal to Upland Software, Inc. only and no subtenant or assignee may exercise this Option to Extend. In addition, this Option to Extend shall terminate upon assignment of the Lease or subletting of all or any part of the Premises. Furthermore, this Option to Extend shall be voidable at Landlord’s election if (a) Tenant fails timely to execute and return the required lease amendment, (b) an uncured default exists under the Lease or (c) Tenant fails to occupy the entire Premises at the commencement of the Renewal Period.
C.Market Rental Rate. The “Market Rental Rate” is the rate (or rates) a willing tenant would pay and a willing landlord would accept for a comparable transaction (e.g., renewal, expansion, relocation, etc., as applicable, in comparable space and in a comparable building) as of the commencement date of the applicable term, neither being under any compulsion to lease and both having reasonable knowledge of the relevant facts, considering the highest and most profitable use if offered for lease in the open market with a reasonable period of time in which to consummate a transaction. In calculating the Market Rental Rate, all relevant factors will be taken into account, including the location and quality of the Building, lease term, parking charges, amenities of the Property, condition of the space and any concessions and allowances commonly being offered by Landlord for comparable transactions in the Building. The parties agree that the best evidence of the Market Rental Rate will be the rate then charged for comparable transactions in the Building, taking into account the factors mentioned above. Although the determination of Market Rental Rate shall be made at a point in time prior to the commencement date for the Renewal Period, such determination is to be made based on Landlord’s opinion of what the Market Rental Rate should be at the time the rate being determined will go into effect.
D.Arbitration. If Tenant delivers an Arbitration Notice to Landlord prior to the expiration of Tenant’s Decision Period, then the term of the Lease shall be renewed and Landlord and Tenant shall proceed to arbitration in accordance with the procedure set forth below. Landlord and Tenant shall commence arbitration proceedings in accordance with the Commercial Arbitration Rules of the American Arbitration Association and, within 10 days following Tenant’s delivery of an Arbitration Notice, Landlord shall submit Landlord’s Proposal and Tenant shall submit Tenant’s Proposal, together with the supporting data that was used to calculate such proposals, to a panel of 3 qualified independent licensed commercial real estate brokers or real estate appraisers who (i) are licensed under the laws of the State of Texas, (ii) have been active over the 5-year period ending on the date of appointment to the panel in the leasing or appraising of Class A office buildings in the Central Business District in Austin, Texas, (iii) are recognized as a market expert in office leasing or appraisal of Class A office buildings, (iv) have not represented either Landlord or Tenant during the preceding 5 years or in connection with the Lease, and (v) have general experience and competence in determining market rates for office space comparable to the Premises, and being familiar with the Commercial Arbitration Rules of the American Arbitration Association (a “Qualified Panel”). The Qualified Panel shall be selected as follows: Tenant shall select 1 panel member, Landlord shall select 1 panel member, and the 2 panel members so selected shall select a third panel member within 10 days after the later of their respective selections. If either Landlord or Tenant fails to select its panel member within 10 days after Tenant delivers an Arbitration Notice, then the panel member selected by the other party shall select the other 2 panel members. Within 30 days after the proposals are submitted, the Qualified Panel shall hold a hearing during which Landlord and Tenant may present evidence in support of their respective proposals. Within 3 days after the date of the hearing, the Qualified Panel will determine the Market Rental Rate provided the Qualified Panel may select only Landlord’s Proposal or Tenant’s Proposal (and no other amount) as the Market Rental Rate, which proposal so selected shall be the Market Rental Rate for the applicable Renewal Period. The Qualified Panel’s determination shall be binding on Landlord and Tenant and may be enforced by a court of competent jurisdiction. The cost of such arbitration shall be paid by the party whose proposal was not selected. Within 15 days after the Qualified Panel’s determination of the Market Rental Rate, Landlord and Tenant shall execute a mutually acceptable amendment to the Lease specifying that the Lease has been extended at a rate equal to the determined Market Rental Rate. If the foregoing arbitration process is not completed prior to the commencement of the applicable Renewal Period, Tenant shall continue to pay base rent and parking charges at the rates in effect prior to such Renewal Period with no Holdover charges until such time as the arbitration process is complete, at which time Tenant will pay Landlord, or Landlord will credit Tenant, the amounts necessary to adjust the payments made prior to such date to be equal to the Market Rental Rate determined by such arbitration process.